Exhibit 5.2

CONSENT OF QUALIFIED PERSON

March 28, 2024

I, Olivier Tavchandjian, do hereby consent to the reference to my name and to the use of extracts from, or summaries of, the following technical reports (the "Technical Reports") in the Registration Statement on Form F-10 of Hudbay Minerals Inc.:

1.	The technical report entitled “Copper Mountain Mine NI 43-101 Technical Report, Updated Mineral Resources and Mineral Reserves Estimate, Princeton, British Columbia, Canada” with an effective date of December 1, 2023;

2.	The technical report entitled “Phase I Pre-Feasibility Study and Updated Mineral Resources, Copper World Project, Pima County, Arizona, USA”, with an effective date of July 1, 2023;

3.	The technical report entitled “NI 43-101 Technical Report, Constancia Mine, Cuzco, Peru”, with an effective date of January 1, 2021; and

4.	The updated NI 43-101 technical report titled “NI 43-101 Technical Report, Lalor and Snow Lake Operations, Manitoba, Canada”, with an effective date of January 1, 2021.

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DATED this 28th day of March, 2024.

Per:	/s/ Olivier Tavchandjian P. Geo.
Name:	Olivier Tavchandjian P. Geo.
Title:	Senior Vice President, Exploration and Technical Services, Hudbay Minerals Inc.

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